EXHIBIT 99.1

Electroglas, Inc. 6024 Silver Creek Valley Road, San Jose, CA 95138 PH. 408.528.3000 FX. 408.528.3542 www.electroglas.com

Contact: Thomas Brunton

Chief Financial Officer

Electroglas, Inc.

408-528-3000

Electroglas Reports Results for Second Quarter Fiscal 2003

SAN JOSE, California, July 24, 2003 — Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and test handling solutions for the semiconductor industry, today reported operating results for its second quarter ended June 30, 2003.

Revenue was $10.3 million for the second quarter, up 9% from the first quarter, but down 50% from the second quarter of 2002. Net loss on a GAAP (Generally Accepted Accounting Principles) basis was $15.8 million, or $0.74 per share, compared with a net loss of $23.3 million, or $1.09 per share, for the first quarter of 2003 and a net loss of $17.8 million, or $0.85 per share, for the second quarter of 2002. On a non-GAAP financial measure basis, the net loss for the second quarter of 2003 was $11.7 million, or $0.55 per share, before $2.4 million of restructuring charges and $1.7 million of other one-time operating charges related to the wind-down of the company’s inspection business. The company believes that this Non-GAAP information is useful to enable informed comparisons between fiscal periods. At June 30, 2003, the company had cash and short-term investments of $36.8 million, or $1.73 per share.

Commented Curt Wozniak, CEO of Electroglas, “While our second-quarter revenue levels continued to be low, overall business conditions are improving, and we are seeing signs of a recovery in the semiconductor equipment sector. Customers, while cautious about capacity additions, are experiencing improved utilization and sustained unit volume demand. The semiconductor pricing environment, however, remains challenging, and this translates into cautious capacity spending by customers. Over the quarter, we saw improving conditions and as a result our bookings level increased 23% from Q1 to $11.7 million. Considering all these factors, our guidance for the third quarter targets revenue of $10 to $13 million.”

Continued Wozniak, “As announced in our last quarterly results release, we made a decision to refocus Electroglas on its historical position in semiconductor test and the opportunities in that area. We decided to exit businesses not related to this core capability. We have made significant progress in restructuring, resizing and refocusing the company in the last quarter. All of these actions should position Electroglas for better performance in the future. Our goal remains to drive to cash-flow break-even by the end of the year, as we expect to see continued recovery in the semiconductor test sector and the effects of significant headcount reductions that we have taken and continue to implement.”

Significant events of the second quarter and beyond included:

•	Sale of the CAD-Navigation and Yield Management business lines to FEI Corporation for $6 million on July 15. Electroglas retained critical software related to the sort and test floor acquired in the acquisition of Statware in January 2001.

•	Introduction of the NETprober at Semicon/West in July. NETprobing takes the concept of automatic wafer probing to a new level by delivering the “smart probers” and network applications required to run a modern sort floor. The NETprober includes applications and sort floor controllers as a standard configuration for 300mm and 200mm probers.

•	Introduction at Semicon/West of Sidewinder, the first advanced 300mm prober architecture to be applied to the emerging “strip” test market for final test. Sidewinder is designed to provide significant throughput advantages to customers in reducing their overall cost of final test by handling packaged semiconductor devices in panel or lead-frame formats.

•	Closure of the optical inspection business and elimination of its expense contribution. The letter of intent announced in the Q1 results news release did not lead to an agreement to transfer the business.

•	Reduction of the company’s headcount by 23% in the June quarter. An additional 25% reduction is planned for the September quarter as a result of the sale of the software business and other restructuring activities.

Electroglas’ second-quarter results conference call will be held at 11:00 a.m. PDT/2:00 p.m. EDT today; the number is (719) 457-2727, access code 748462. A replay will be available from 2:00 p.m. PDT/5:00 p.m. EDT today through July 31. The call-in number for the replay is (719) 457-0820, access code 748462. There will be a simultaneous webcast of the conference call, which can be accessed through the Electroglas web site, http://www.electroglas.com.

Legal Notice Regarding Forward-Looking Statements

This news release contains forward-looking statements including statements relating to the current business condition in the semiconductor industry, guidance for third quarter revenue of $10 million to $13 million, our future performance, cash flow break even by the end of the year, reductions in headcount and return to profitability. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions, prolonged downturn in the semiconductor and electronics industries, continued downturn or further decreases in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of our products, and a failure of our new products to achieve broad market acceptance as a result of competing technologies. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas’ business in general, see the risk disclosures in Electroglas’ SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q filed from time to time with the SEC.

About Electroglas: Electroglas is a supplier of innovative probers, prober-based test handlers, test automation software and services that improve the overall effectiveness of semiconductor manufacturers’ wafer and device testing processes by delivering faster answers to questions about device quality, manufacturing performance and corrective action needed. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has an installed base of more than 15,000 systems worldwide. Electroglas’ stock trades on the NASDAQ National Market under the symbol “EGLS.” More information about the company and its products is available at www.electroglas.com.

ELECTROGLAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net sales	$10,335	$20,530	$19,800	$32,200
Cost of sales	10,524	19,267	19,140	30,486

Gross profit	(189)	1,263	660	1,714
Operating expenses:
Engineering, research and development	6,501	8,795	13,318	16,765
Sales, general and administrative	7,211	10,555	22,575	19,855
Restructuring and impairment charges	2,384	308	2,481	668

Total operating expenses	16,096	19,658	38,374	37,288

Operating loss	(16,285)	(18,395)	(37,714)	(35,574)
Interest income (expense), net	(404)	650	(1,809)	1,420
Other income (expense), net	202	(30)	(179)	256

Loss before income taxes	(16,487)	(17,775)	(39,702)	(33,898)
Provision (benefit) for income taxes	(702)	30	(659)	(1,245)

Net loss	$(15,785)	$(17,805)	$(39,043)	$(32,653)

Basic and diluted net loss per share	$(0.74)	$(0.85)	$(1.83)	$(1.55)

Shares used in basic and diluted calculations	21,315	21,045	21,297	21,026

Certain prior period amounts have been reclassified to conform with the current period presentation.

Reconciliation of GAAP to Non-GAAP Financial Measures Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), Electroglas also discloses non-GAAP results of operations that exclude certain charges. Electroglas reports non-GAAP results in order to better assess and reflect operating performance. These results are provided as a complement to results provided in accordance with GAAP. Management believes the non-GAAP measure helps indicate underlying trends in Electroglas’ business, and management uses non-GAAP measures to establish operational goals. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

The following is a reconciliation of Generally Accepted Accounting Principles (GAAP) Net Loss to non-GAAP Net Loss:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
GAAP loss before income taxes	$(16,487)	$(17,775)	$(39,702)	$(33,898)
Non-GAAP adjustments
Restructuring and impairment charges	2,384	308	2,481	668
Other one-time charges	1,671	—	—	—

Non-GAAP loss before income taxes	(12,432)	(17,467)	(37,221)	(33,230)
Provision (benefit) for income taxes	(702)	30	(659)	(1,245)

Non-GAAP net loss	$(11,730)	$(17,497)	$(36,562)	$(31,985)

Non-GAAP net loss per share	$(0.55)	$(0.83)	$(1.72)	$(1.52)

ELECTROGLAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and short-term investments	$36,800	$58,155
Accounts receivable, net	13,958	10,771
Inventories	23,433	26,650
Prepaid expenses and other current assets	2,877	2,460

Total current assets	77,068	98,036
Restricted cash	—	7,245
Long-term lease receivable	—	41,055
Equipment and leasehold improvements, net	48,946	15,391
Other assets	10,243	11,453

Total assets	$136,257	$173,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,502	$4,065
Accrued liabilities	14,488	16,411

Total current liabilities	21,990	20,476
Convertible subordinated notes	33,395	33,169
Non-current liabilities	10,803	11,490
Stockholders’ equity	70,069	108,045

Total liabilities and stockholders’ equity	$136,257	$173,180

(1)	The information in this column was derived from the Company’s audited consolidated financial statements for the year ended December 31, 2002.

Certain prior period amounts have been reclassified to conform with the current period presentation.